Exhibit 99.1

Ramco-Gershenson Properties Trust and Equity One Settle Proxy Contest

FARMINGTON HILLS, Mich. & NORTH MIAMI BEACH, Fla.--(BUSINESS WIRE)--May 12, 2009--Ramco-Gershenson Properties Trust (NYSE:RPT) ("Ramco-Gershenson") and Equity One, Inc. (NYSE:EQY) (“Equity One”) today announced that they have reached an agreement to settle the proxy contest in connection with Ramco-Gershenson’s 2009 annual meeting of stockholders to be held on June 10, 2009. Equity One beneficially owns approximately 9.6% of Ramco-Gershenson common stock.

Under the terms of the settlement agreement, Ramco-Gershenson will expand its existing board of trustees to nine members and appoint Equity One’s two proposed nominees, David J. Nettina and Matthew L. Ostrower, to the board prior to the 2009 annual meeting. Messrs. Nettina and Ostrower will be included on the Ramco-Gershenson board-nominated slate of trustees for election at the 2009 annual meeting and Ramco-Gershenson will recommend that shareholders vote to elect all of the Board-nominated trustees.

Equity One has agreed to withdraw its nominees for consideration at the 2009 annual meeting and to vote its shares in favor of the election of each of Ramco-Gershenson’s trustee nominees at the meeting. Ramco-Gershenson has agreed to appoint one or both of the Equity One nominees to each of the Audit, Compensation and Nominating & Corporate Governance committees of the board. In addition, if the board subsequently delegates the task of evaluating financial and strategic alternatives to a newly-constituted or existing committee, the board will consider in good faith adding one of Equity One’s nominees to that committee, subject to the board’s fiduciary duties.

“We are pleased that we could arrive at an equitable solution in order to avoid a prolonged and costly proxy fight. Ramco’s Nominating Committee met and interviewed both candidates and found them to be well-qualified and that their inclusion on our board of trustees would be beneficial to our company,” said Dennis E. Gershenson, Chairman, President and Chief Executive Officer of Ramco-Gershenson. “We look forward to the contributions of these two individuals as they work with our existing board members to promote the best interests of all of our shareholders.”

“We are very pleased to have reached this settlement with Ramco-Gershenson,” said Jeffrey S. Olson, Chief Executive Officer of Equity One. “We are confident that David and Matt will make positive contributions to the board and the company during their tenure as trustees for the benefit of all Ramco-Gershenson shareholders.”

Ramco-Gershenson intends to file the full text of the settlement agreement with the Securities and Exchange Commission.

David J. Nettina

David J. Nettina, 56, was a senior executive with American Financial Realty Trust, a publicly-traded real estate investment trust, from March 2005 to April 2008, serving most recently as its president and chief financial officer where he managed the strategic alternative process that ultimately led to a successful sale of the company to Gramercy Capital Corp. in a deteriorating market in April 2008. From September 2002 to January 2005, Mr. Nettina served as an adjunct professor of finance at Siena College. From 1997 to 2001, Mr. Nettina was an executive officer, most recently the president and chief operating officer, of SL Green Realty Corp., a publicly-traded real estate investment trust, which owns and operates a portfolio of office properties in New York City. Prior to SL Green, Mr. Nettina held various executive management positions for more than 10 years with The Pyramid Companies, including positions as the chief financial officer and as a development partner. Mr. Nettina is currently the president and co-chief executive officer of Career Management, LLC, an emerging technology company, and is a principal of Briarwood Capital Group, LLC, which he founded in July 2001 to manage his family investment activities. Mr. Nettina received a B.S. in 1974 and a Masters of Business Administration in 1976 from Canisius College. He is also a member of the National Association of Corporate Directors.

Matthew L. Ostrower

Matthew L. Ostrower, 38, was a member of Morgan Stanley’s Equity Research department from July of 2000 until April of 2008, serving as a Vice President, Executive Director and, most recently, a Managing Director. He was responsible for coverage of retail real estate investment trusts (REITs), publishing research opinions and investment recommendations from 2000 until 2006, when he assumed leadership of the REIT research group and initiated coverage for a wider range of companies. Mr. Ostrower left Morgan Stanley in 2008 to pursue opportunities in the commercial real estate industry. Mr. Ostrower has a Masters of Science in Real Estate and a Masters in City Planning from the Massachusetts Institute of Technology and a B.A. from Tufts University. He is also a chartered financial analyst.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Company owns interests in 89 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

ABOUT EQUITY ONE, INC.

As of March 31, 2009, Equity One owned or had interests in 181 properties, consisting of 167 shopping centers comprising approximately 18.6 million square feet, four projects in development/redevelopment, six non-retail properties, and four parcels of land. Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

IMPORTANT INFORMATION

Ramco-Gershenson will file a definitive proxy statement in connection with the 2009 annual meeting of shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Ramco-Gershenson Properties Trust at the Securities and Exchange Commission’s website at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained free of charge by directing such request to Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan, 48334, telephone: (248) 350-9900, or on Ramco-Gershenson’s website at www.rgpt.com.

Ramco-Gershenson and its trustees, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from Ramco-Gershenson shareholders in connection with the annual meeting of shareholders. Information concerning the participants in the solicitation is included in the preliminary proxy statement relating to the 2009 annual meeting of shareholders, and will be included in the definitive proxy statement when it becomes available.

CONTACT:
For Ramco-Gershenson:
Dawn Hendershot
Director of Investor Relations and Corporate Communications
(248) 592-6202
or
Dan Katcher / Annabelle Rinehart
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
or
For Equity One:
David Reno or Kathryn Kranhold
Sard Verbinnen & Co.
212-687-8080